UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2011

Kinetic Concepts, Inc.
(Exact name of registrant as specified in its charter)

Texas	0001-09913	74-1891727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8023 Vantage Drive San Antonio, Texas		78230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (210) 524-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 7, 2011, Kinetic Concepts, Inc. (the “Company”) entered into a new credit agreement among the Company, certain of the Company’s subsidiaries, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders (the “Credit Agreement”).  The Credit Agreement replaces the Company’s existing credit agreement, dated as of May 19, 2008, among the Company, Bank of America, N.A., as administrative agent and the lenders party thereto.  The Credit Agreement provides for (i) a $550 million term A facility that matures in January 2016, and (ii) a $650 million revolving credit facility, which includes a $75 million letter of credit subfacility and a $25 million swingline loan subfacility, that matures in January 2016.  The Company has the right at any time to increase the total amount of its commitments under the Credit Agreement by an aggregate additional amount not to exceed $500 million. The Company borrowed $550 million under the term A facility of the Credit Agreement on January 7, 2011. Proceeds from the Credit Agreement will be used to refinance existing debt and for general corporate purposes.

Borrowings under the Credit Agreement (other than swing line loans) bear interest at a rate equal to (A) the base rate, defined as the highest of (i) Bank of America’s prime rate, (ii) 50 basis points above the federal funds rate, and (iii) 100 basis points above the one month Eurocurrency rate (the LIBOR rate), or (B) the Eurocurrency rate, in each case plus an applicable margin.  The applicable margin varies in reference to the Company’s consolidated leverage ratio and ranges from 1.25% to 2.25% in the case of loans based on the Eurocurrency rate and 0.25% to 1.25% in the case of loans based on the base rate.  Swing line loans made under the Credit Agreement bear interest at the base rate plus an applicable margin. The Company must also pay (i) a fee, which may range from 0.25% to 0.40%, on the actual daily amount by which the revolving credit commitment exceeds the revolving credit loans (excluding swing line loans), and (ii) a fee, equal to the applicable margin as applied to Eurocurrency rate loans, on the daily amount available to be drawn under each letter of credit issued under the Credit Agreement.

The Company’s obligations under the Credit Agreement are (i) guaranteed by certain of the Company’s existing and future direct and indirect domestic subsidiaries, and (ii) secured, subject to certain exceptions, by all the capital stock of substantially all of the Company’s present and future subsidiaries (limited, in the case of foreign subsidiaries, to 65.0% of the voting stock of the Company’s first tier foreign subsidiaries).

The Credit Agreement contains customary negative covenants applicable to the Company and its subsidiaries, including limitations on liens, investments and the incurrence of additional indebtedness.  The Credit Agreement also contains financial covenants requiring the Company to meet certain leverage and fixed charge coverage ratios.

  The forgoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2010.

Item 1.02 Termination of a Material Definitive Agreement

On January 7, 2011, in connection with the Company’s entry into the Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company terminated its existing credit agreement, dated as of May 19, 2008, among the Company, Bank of America, N.A., as administrative agent and the lenders party thereto (the “Terminated Credit Facility”), following the payment in full of all outstanding indebtedness under the Terminated Credit Facility.  There were no material early termination penalties incurred as a result of the termination of the Terminated Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIC CONCEPTS, INC.

Date: January 7, 2011	By:	/s/ Martin J. Landon
	Name:	Martin J. Landon
	Title:	Executive Vice President and Chief Financial Officer